Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Senior Director, Investor Relations and Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Woodward Nitrogen Complex Shut Down For Repairs

DEERFIELD, Illinois — (Business Wire) — April 21, 2014: CF Industries Holdings, Inc. (NYSE:CF) today announced that its entire Woodward, Oklahoma, nitrogen complex is off-line due to a problem in one of the boilers.  All of the plants in the complex were safely shut down with no impact on personnel, the surrounding community or the environment.  The company estimates that it will take approximately 6 to 8 weeks to return the plant to normal operations.  During the outage, the plant will execute the turnaround maintenance activities that had previously been scheduled for June. The Woodward complex has average annual production capacity for 480,000 tons of gross ammonia, 820,000 tons of UAN, and 25,000 tons of urea liquor.  The company’s sales organization is communicating with customers to work through product availability and delivery schedule implications.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in the Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.

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